UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2019

Fidus Investment Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	814-00861	27-5017321
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1603 Orrington Avenue, Suite 1005

Evanston, Illinois 60201

(Address of Principal Executive Offices, Including Zip Code)

(847) 859-3940

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 24, 2019, Fidus Investment Corporation (the “Company”) entered into an Amended & Restated Senior Secured Revolving Credit Agreement (the “Amended Credit Agreement”) among the Company, as borrower, the lenders party thereto, and ING Capital LLC, as administrative agent. The Amended Credit Agreement amends, restates, and replaces the Senior Secured Revolving Credit Agreement dated as of June 16, 2014, as previously amended, among the Company, the lenders from time to time party thereto, and ING Capital LLC, as administrative agent.

Under the Amended Credit Agreement, (i) revolving commitments by lenders were increased from $90 million to $100 million, with an accordion feature that allows for an increase in total commitments up to $250 million, subject to satisfaction of certain conditions at the time of any such future increase, (ii) the maturity date of the credit facility was extended from June 16, 2019 to April 24, 2023, and (iii) borrowings under the credit facility bear interest, at our election, at a rate per annum equal to (a) 3.00% (or 2.75% if certain conditions are satisfied, including if (x) no equity interests are included in the borrowing base, (y) the contribution to the borrowing base of eligible portfolio investments that are performing first lien bank loans is greater than or equal to 35%, and (z) the contribution to the borrowing base of eligible portfolio investments that are performing first lien bank loans, performing last out loans, or performing second lien loans is greater than or equal to 60%) plus the one, two, three or six month LIBOR rate, as applicable, or (b) 2.00% (or 1.75% if the above conditions are satisfied) plus the highest of (A) a prime rate, (B) the Federal Funds rate plus 0.5%, (C) three month LIBOR plus 1.0%, and (D) zero.

The Amended Credit Agreement also modifies certain covenants in the credit facility, including to provide for a minimum asset coverage ratio of 2.00 to 1 at all times, a requirement for the Company to maintain stockholder’s equity as of the last day of any fiscal quarter of no less than $262,500,000 plus 65% of the aggregate net proceeds of all sales of equity interests by the Company and its subsidiaries after the closing date of the Amended Credit Agreement, and a requirement to maintain a net worth of the obligors under the credit facility, including the Company, on a combined basis, of at least $100,000,000 plus 50% of the aggregate net proceeds of all sales of equity interests by the Company and its subsidiaries after the closing date of the Amended Credit Agreement. In addition, the Amended Credit Agreement requires payment of an ongoing commitment fee that varies depending on the size of the unused portion of the credit facility. The ongoing commitment fee is structured so as to require payment of a 3.00% margin rate on the unused portion of the credit facility at or below 35% of the commitments and 0.5% on any remaining unused portion of the credit facility between the total commitments and the 35% minimum utilization. The credit facility is secured by a first priority security interest in all of our assets, excluding the assets of our SBIC subsidiaries.

The Amended Credit Agreement also contains customary terms and conditions, including, without limitation, affirmative and negative covenants, including, without limitation, information reporting requirements, a minimum interest coverage ratio of 2.50 to 1 as of the last day of any fiscal quarter, a minimum liquidity test, and maintenance of RIC and BDC status. The Amended Credit Agreement also contains customary events of default, including, without limitation, nonpayment, misrepresentation of representations and warranties in a material respect, breach of covenant, cross-default to other indebtedness, bankruptcy, and certain change in control events.

ING Capital LLC and the other lenders under the Amended Credit Agreement, and their respective affiliates, may from time to time receive customary fees and expenses in the performance of investment banking, financial advisory or other services for the Company.

The above summary is not complete and is qualified in its entirety to the full text of the Amended Credit Agreement and related documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 8.01.	Other Events.

On April 24, 2019, the Company issued a press release. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under Item 8.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended & Restated Senior Secured Revolving Credit Agreement, dated as of April 24, 2019, by and among the Company, as borrower, the lenders party thereto, and ING Capital LLC, as administrative agent.

10.2	Amended and Restated Guarantee, Pledge and Security Agreement, dated as of April 24, 2019, by and among the Company, as borrower, the subsidiary guarantors party thereto, ING Capital LLC, as revolving administrative agent, and ING Capital LLC, as collateral agent.

99.1	Press release dated April 24, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2019	Fidus Investment Corporation

	By:	/s/ Shelby E. Sherard
Shelby E. Sherard
Chief Financial Officer, Chief Compliance Officer and Secretary